Exhibit B(11)

November 7, 2019

Pacific Global ETF Trust

840 Newport Center Drive

7th Floor

Newport Beach, CA 92660

Re:                       Opinion of Counsel Relating to the Agreement and Plan of Reorganization between Pacific Global ETF Trust and AdvisorShares Trust

Ladies and Gentlemen:

We have been requested by Pacific Global ETF Trust, a Delaware statutory trust (the “Acquiring Trust”) established under an Agreement and Declaration of Trust dated June 26, 2018 (the “Declaration”), for our opinion with respect to certain matters relating to an Agreement and Plan of Reorganization (the “Agreement”) dated as of November 7, 2019, among AdvisorShares Trust, a Delaware statutory trust, with its principal place of business at 4800 Montgomery Lane, Suite 150, Bethesda, Maryland  20814 (the “Acquired Trust”), on behalf its investment portfolio AdvisorShares Pacific Asset Enhanced Floating Rate ETF (the “Acquired Fund”); the Acquiring Trust, on behalf of its investment portfolio Pacific Global Senior Loan ETF (the “Acquiring Fund”).  We understand that the Acquiring Trust has filed a Registration Statement on Form N-14 for the purpose of registering shares of the Acquiring Trust under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Acquired Fund, in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund pursuant to the Agreement.

We have been requested by the Acquiring Trust to furnish this opinion pursuant to Section 7.3 of the Agreement.  All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

We have examined a copy of the Acquiring Trust’s Declaration, the Acquiring Trust’s By-Laws, the Acquiring Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Acquiring Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, and assuming the approval of the Agreement by shareholders of the Acquired Fund and proper execution by an authorized officer of the Acquired Trust, it is our opinion that:  (a) The Acquiring Trust is a validly existing and in good standing Delaware statutory trust, and the Acquiring Fund is a separate series of the Acquiring Trust duly constituted under the Declaration and Bylaws of the Acquiring Trust; (b) the Agreement has been duly authorized, executed and delivered by the Acquiring Trust, on behalf of the Acquiring Fund, and assuming due authorization, execution and delivery by the other parties thereto, constitutes the valid and binding obligation of the Acquiring Fund enforceable against the Acquiring Trust and the Acquiring Fund in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles; (c) assuming that consideration therefor of not less than the net asset value thereof has been paid, the shares of the Acquiring Fund to be issued and delivered to the Acquired Fund on behalf of the shareholders of the Acquired Fund as provided by the Agreement are duly authorized and upon such issuance and delivery will be validly issued and outstanding and fully paid and nonassessable shares of beneficial interest in the Acquiring Fund (except as described in the Registration Statement), and no shareholder of the Acquiring Fund has any preemptive right to subscription or purchase in respect thereof pursuant to the laws of the State of Delaware and the federal laws of the United States or the Acquiring Trust’s Declaration or Bylaws; (d) under the laws of the State of Delaware and the federal laws of the United States, no consent, approval, license or exemption by, or order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained by the Acquiring Trust or the Acquiring Fund in connection with the execution and delivery of the Agreement or the consummation of the reorganization, except (i) such as have been obtained or made prior to the date hereof or (ii) such as may be required under state securities or Blue Sky laws (as to which counsel to the Acquiring Trust expresses no opinion); (e) the execution and delivery of this Agreement by the Acquiring Trust, on behalf of the Acquiring Fund, did not, and the performance by the Acquiring Trust and the Acquiring Fund of their obligations hereunder will not, violate the Acquiring Trust’s Declaration, Bylaws, or any material contract of the Acquiring Trust listed in the Acquiring Fund’s current registration statement.

The opinions expressed herein are limited to matters of the laws of the State of Delaware and the federal laws of the United States, as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

This opinion is prepared for the Acquiring Trust and its shareholders and may be relied upon by the Acquired Trust on behalf of the Acquired Fund, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/Thompson Hine LLP
Thompson Hine LLP

BLS/MVW